SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

UNION PLAZA HOTEL AND CASINO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO APPEARS HERE]

UNION PLAZA HOTEL AND CASINO, INC.

NUMBER ONE MAIN STREET

LAS VEGAS, NEVADA 89101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 19, 2003

To the Stockholders of Union Plaza Hotel and Casino, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Union Plaza Hotel and Casino, Inc., a Nevada corporation, will be held on December 19, 2003, at 10:00 a.m. local time, at the Plaza Hotel & Casino, Number One Main Street, Las Vegas, Nevada, for the following purposes:

1.	To elect seven directors of Union Plaza Hotel and Casino, Inc. to hold office until the next annual meeting of stockholders or until their successors are elected.
2.	To approve the proposed sale of substantially all of our property and assets to Barrick Corporation, as described in more detail in the accompanying proxy statement.
3.	To approve a plan of liquidation and dissolution of Union Plaza Hotel and Casino, Inc., substantially in the form of Annex A attached to the accompanying proxy statement.
4.	To transact such other business as may properly come before the annual meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on October 24, 2003, the record date fixed by our board of directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ DONALD L. DOBSON
Donald L. Dobson Secretary

Las Vegas, Nevada

November 28, 2003

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

UNION PLAZA HOTEL AND CASINO, INC.

PROXY STATEMENT

UNION PLAZA HOTEL AND CASINO, INC.

NUMBER ONE MAIN STREET

LAS VEGAS, NEVADA 89101

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 19, 2003

INTRODUCTION

Our board of directors is soliciting proxies for the 2003 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In this proxy statement, unless otherwise stated, “we,” “our,” and “Union Plaza” mean Union Plaza Hotel and Casino, Inc. and our wholly owned subsidiary Union Plaza Operating Company. Our executive offices are located at Number One Main Street, Las Vegas, Nevada 89101.

“Annual meeting” means the 2003 annual meeting of stockholders to be held on December 19, 2003, at 10:00 a.m. local time at the Plaza Hotel & Casino, Number One Main Street, Las Vegas, Nevada 89101, and any adjournment or postponement thereof.

“Sale Agreement” means the Agreement of Purchase and Sale dated December 6, 2002 among Union Plaza, Union Plaza Operating Company, Exber, Inc., Gaughan South, and Barrick Corporation, under which Union Plaza agreed to sell to Barrick Corporation, or Barrick, the assets associated with the Plaza Hotel & Casino.

A copy of our 2003 Annual Report to Stockholders, this proxy statement and accompanying proxy are being mailed to our stockholders on or about November 28, 2003.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our assets, the anticipated liquidation value per share of common stock, the timing and amounts of distributions of liquidation proceeds to stockholders, the estimates of ongoing expenses, and the likelihood of stockholder value resulting from the sale of substantially all of our assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, that our expenses may be higher than estimated and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

THE ANNUAL MEETING

Q:	When and where is the annual meeting?

A:	The annual meeting of the stockholders of Union Plaza will be held on December 19, 2003, at 10:00 a.m. local time at the Plaza Hotel & Casino, Number One Main Street, Las Vegas, Nevada 89101.

Q:	What proposals will be voted on at the annual meeting?

A:	The following three proposals will be voted on at the annual meeting:

•	The first proposal to be voted on is whether to elect the seven nominees as directors of Union Plaza Hotel and Casino, Inc., to hold office until our next annual meeting or until such time as their successors are elected. See “PROPOSAL NO. 1 – To Elect Seven Directors to our Board of Directors”

•	The second proposal to be voted on is whether to approve the sale of substantially all of our property and assets to Barrick. The assets that Union Plaza proposes to sell to Barrick primarily consist of property associated with the Plaza Hotel & Casino, including real property, non-gaming personal property, certain intangible property, certain assumed contracts, customer lists, and certain gaming equipment pursuant to the terms of the Sale Agreement. See “PROPOSAL NO. 2 – To Approve the Proposed Asset Sale.”

•	The third proposal to be voted on is whether to approve a plan of liquidation and dissolution of Union Plaza, substantially in the form of Annex A attached to this proxy statement. See “PROPOSAL NO. 3 – To Approve the Plan of Liquidation and Dissolution.”

THE PROPOSED SALE OF ASSETS (See “PROPOSAL NO. 2 – To Approve the Proposed Asset Sale”)

Q:	Who is the purchaser?

A:	The purchaser of Union Plaza’s property and assets is Barrick, a company with its principal place of business at 501 S. Rancho Drive, Suite B-10, Las Vegas, Nevada 89106. Barrick was formed in 2002 to seek and acquire gaming and hotel investment properties in Las Vegas, Nevada.

Q:	What is the purchase price for Union Plaza’s assets?

A:	Under the Sale Agreement, Barrick will pay us a total of $42,650,000 in cash or other immediately available funds, subject to certain adjustments described in the Sale Agreement.

Q:	What will happen if the asset sale to Barrick is approved?

A:	If the asset sale set forth in the Sale Agreement is approved, we will consummate the sale of property and assets, subject to satisfaction of the closing conditions set forth in the Sale Agreement. We anticipate the transaction will close promptly after the annual meeting, subject to the approval of the Nevada gaming authorities and the right of Barrick to extend the closing to not later than June 7, 2004.

Q:	What will happen if the asset sale to Barrick does not close for any reason, including, but not limited to, (i)the failure to obtain stockholder approval, (ii)the failure to obtain the approval of Nevada gaming authorities, or (iii)the refusal or inability of Barrick to close the transaction?

A:	We will continue operations as they are currently being conducted.

Q:	Is the asset sale to Barrick conditioned upon the liquidation being approved?

A:	No. The asset sale to Barrick is not conditioned upon the liquidation being approved.

THE PROPOSED PLAN OF LIQUIDATION AND DISSOLUTION (See “PROPOSAL NO. 3 – To Approve the Plan of Liquidation and Dissolution”)

Q:	What will happen if the plan of liquidation and dissolution is approved?

A:	If the plan of liquidation and dissolution is approved, subsequent to closing the Sale Agreement, we will file a certificate to dissolve Union Plaza as a legal entity with the Nevada Secretary of State, complete the liquidation of the properties and assets and make distributions to our stockholders of the liquidation proceeds. See “PROPOSAL NO. 3—To Approve the Plan of Liquidation and Dissolution—Principal Provisions of the Plan.”

Q:	When will stockholders receive any payment from our liquidation?

A:	Subject to closing the Sale Agreement and to stockholder approval of the plan of liquidation and dissolution, we anticipate that an initial distribution of liquidation proceeds will be made to our stockholders no earlier than six months from the closing of the Sale Agreement. Thereafter, we will pay our remaining debts and distribute any remaining liquidation proceeds over a period of approximately two years. See “PROPOSAL NO. 3—To Approve the Plan of Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the amount of the payment that stockholders will receive from our liquidation?

A:	Assuming that the liquidation and sale of our assets to Barrick is consummated on the terms described in this proxy statement, and that we complete our dissolution by the end of 2005, we estimate that the amount ultimately distributed to our stockholders will be in the range of $11.50 to $ 16.00 per share. The range of $11.50 to $ 16.00 per share is based on our estimates of the total consideration Barrick will pay us for our property and assets as of the closing date of the sale, the amounts of money that we must pay to pay off all existing mortgages on the properties and other liabilities not assumed by Barrick, and our expenses from the closing date of the sale until our final dissolution. Factors that may affect the per share distribution amount to stockholders include the actual closing date, the value of our assets not transferred to Barrick, the actual amount of expenses we incur for such things as legal and accounting fees, operating expenses, outstanding liabilities and contingencies, such as any unresolved litigation or taxes due, and expenses related to the proposed transaction, as well as other liabilities we incur that would reduce the per share distribution amount. See “PROPOSAL NO. 3—To Approve the Plan of Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:	Is the liquidation conditioned upon the completion of the asset sale to Barrick?

A:	Yes. The liquidation as currently proposed is conditioned upon completion of the asset sale to Barrick. If the proposed asset sale to Barrick is not approved by our stockholders or the Sale Agreement does not close, we will not complete the liquidation of our assets.

Q:	What will happen if the plan of dissolution is not approved?

A:	After the sale of assets to Barrick, we will have no assets with which to generate revenue. If the plan of dissolution is not approved, we will complete the sale of substantially all of our property and assets, real property, intellectual property, tangible personal property and substantially all of our customer, vendor and third-party vendor contracts, to Barrick, and we would use the cash received from the Sale Agreement to pay ongoing operating expenses instead of making a distribution to stockholders pursuant to the plan of dissolution. We also expect that Barrick will hire substantially all of our employees. We would have no business or operations after the transfer of our assets, and will have retained only those employees required to maintain our corporate existence. We do not intend to invest in another operating business.

Q:	Do I have any appraisal rights in connection with the asset sale or dissolution?

A:	No. Our stockholders do not have appraisal rights in connection with the asset sale or dissolution.

VOTING AND PROXY PROCEDURES (See “INFORMATION CONCERNING SOLICITATION AND VOTING”)

Q:	What vote is required?

A:	A majority of the shares present in person or by proxy at a meeting at which a quorum of stockholders is present must vote to elect the seven nominees to our board of directors. The proposal to approve the asset sale to Barrick requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The proposal to approve the plan of liquidation and dissolution also requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. See “PROPOSAL NO. 2 – To Approve the Proposed Asset Sale” and “PROPOSAL NO. 3—To Approve the Plan of Liquidation and Dissolution.”

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign the accompanying proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable Union Plaza to conduct business at the meeting. See “Information Concerning Solicitation and Voting.”

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our corporate secretary, Donald L. Dobson, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Information Concerning Solicitation and Voting.”

Q:	If my Union Plaza shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	A broker will vote Union Plaza shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. The proposals to approve the plan of liquidation and dissolution, and to approve the proposed asset sale are proposals that require the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against those proposals. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

Q:	Can I still sell my shares of Union Plaza common stock?

A:	Yes, subject to Union Plaza’s right of first refusal as provided under our bylaws. We will not close our stock transfer books and discontinue recording transfers of shares of our common stock until the close of business on the date we file a certificate of dissolution with the Nevada Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “PROPOSAL NO. 3—To Approve the Plan of Liquidation and Dissolution—Trading of the Common Stock.”

Q:	Who can help answer my questions?

A:	If you have any questions about the annual meeting or the proposals to be voted on at the annual meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our corporate secretary, Donald L. Dobson, at (702) 386-2110. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies in the form enclosed with this proxy statement are solicited by our board of directors for use at our annual meeting of stockholders to be held on December 19, 2003 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the Plaza Hotel & Casino, Number One Main Street, Las Vegas, Nevada. Our telephone number at our principal executive offices is (702) 386-2110.

Record Date and Voting Securities

Stockholders of record as of the record date, October 24, 2003, are entitled to notice of and to vote at the annual meeting or any adjournments thereof. As of the record date, 757,419 shares of our common stock were issued and outstanding. As of the record date, we had 32 stockholders of record. Holders of our shares of common stock have full voting rights, one vote for each share held of record.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our corporate secretary, Donald L. Dobson, at our principal executive offices at any time before it is exercised, or by voting in person at the annual meeting.

Duration of Proxies

Subject to statutory provisions providing for the automatic revocation of a proxy by the passage of time, any proxy duly executed is not revoked and continues in full force and effect until you either revoke it in writing or execute a new proxy bearing a later date with the secretary of Union Plaza.

Voting and Solicitation

Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy. At the annual meeting, a proposal to elect seven directors each to serve until our next annual meeting of stockholders or until their successors are elected, a proposal to approve the sale of substantially all of our assets to Barrick, and a proposal to approve a plan of liquidation and dissolution of Union Plaza, will be presented. Our board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote may be properly taken, shares represented by all proxies received by our board of directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the annual meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to elect seven directors to our board of directors requires the affirmative vote of a majority of the shares present in person or by proxy at a meeting at which a quorum of stockholders is present. The proposals to approve the asset sale to Barrick and to approve the plan of liquidation and dissolution require the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the asset sale to Barrick and the proposal to approve the plan of liquidation and dissolution. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum.

PROPOSAL NO. 1

TO ELECT SEVEN DIRECTORS TO OUR BOARD OF DIRECTORS

Union Plaza’s articles of incorporation and bylaws provide for a board of directors of not less than three nor more than nine directors and authorizes the board periodically to set the number of directors within that range by a majority vote. The number of directors currently set by our board of directors is seven. All directors hold office until the next annual meeting of stockholders or until their successors are elected. Any vacancies on our board of directors that occur during the year will be filled, if at all, by our board of directors through an appointment to serve until the next annual meeting of stockholders.

Our board of directors has nominated the following individuals for election to director with their term in office expiring at the next annual meeting of stockholders:

•	John D. Gaughan

•	J.K. Houssels

•	Michael J. Nolan

•	Donald L. Dobson

•	John P. Jones

•	Irving K. Epstein

•	Alan J. Woody

The election of a director requires the affirmative vote of a majority of the outstanding shares of our common stock represented at a meeting at which a quorum of stockholders is present in person or by proxy. Members of our board of directors and our executive officers who hold or control as of the record date an aggregate of 594,867 shares of our common stock (approximately 78% of the outstanding shares of common stock as of the record date) have indicated that they will vote for the nominees listed.

Our board of directors believes that the election of all the nominees is in the best interests of our stockholders and recommends a vote “For” all of the nominees. It is intended that the shares represented by the enclosed form of proxy, unless indicated to the contrary, will be voted for the nominees listed above.

PROPOSAL NO. 2

TO APPROVE THE PROPOSED ASSET SALE

Parties to the Asset Sale

Union Plaza

Union Plaza, through our wholly-owned subsidiary, Union Plaza Operating Company, owns and operates the Plaza Hotel & Casino in downtown Las Vegas, Nevada. Union Plaza maintains its principal offices at the Union Plaza Hotel & Casino, Number One Main Street, Las Vegas, Nevada 89101, telephone (702) 386-2110.

Barrick

Barrick is a company in the business of acquiring gaming and hotel investment properties in Las Vegas, Nevada. Barrick maintains its principal offices at 501 S. Rancho Drive, Suite B-10, Las Vegas, Nevada 89106, telephone (702) 876-1001.

Other Parties

Other parties selling assets under the Sale Agreement include: Exber, Inc., owner and operator of the Western Hotel & Casino, Ambassador Hotel, Las Vegas Club Hotel & Casino and the El Cortez Hotel & Casino in downtown Las Vegas, Nevada; and Gaughan South, owner and operator of the Gold Spike Hotel & Casino, also in downtown Las Vegas, Nevada.

General

On December 6, 2002, our board of directors unanimously approved the Sale Agreement. The aggregate cash price to be paid by Barrick to all sellers of assets under the Sale Agreement is $82 million, of which $42,650,000 is allocated to us for all of our assets associated with the Plaza Hotel & Casino, subject to certain adjustments. However, the total sale price for the Plaza Hotel & Casino under the Sale Agreement is $55.5 million. The remaining portion of the total sale price is designated as the purchase price to be paid by Barrick for two parcels of real estate leased by Union Plaza but owned by Exber, Inc. with respect to one parcel, and John D. Gaughan and the Melvin Exber Trust with respect to the second parcel. The material terms of the Sale Agreement are summarized below. A copy of the Sale Agreement is attached as an exhibit to our Form 8-K filed with the Securities and Exchange Commission on December 11, 2002. We encourage you to read the Sale Agreement in its entirety.

Assets to be Sold

The assets proposed to be sold to Barrick, or assets, consist of the assets currently used to operate the Plaza Hotel & Casino, including:

•	real property located in Las Vegas, Nevada, together with all buildings and improvements;

•	non-gaming personal property, including furniture, fixtures and equipment, supplies, consumable items, advance bookings, and all warranties and maintenance agreements relating to such personal property;

•	all intangible property, including all copyrights, trademarks, service marks, trade names, symbols, color arrangements, designs and logos and applications therefor, and all goodwill associated with the business, excluding the ongoing use of the names “Jackie Gaughan” and “Mel Exber”;

•	certain assumed contracts, including substantially all of our customer contracts, vendor and third-party vendor contracts and capital and real property lease obligations;

•	customer lists, player lists, originals of credit records, and files relating to our patrons;

•	computer hardware, motor vehicles, sports memorabilia and collectibles; and

•	all gaming assets, including all gaming equipment owned by us used in connection with and located at the Plaza Hotel & Casino.

Specifically excluded from the assets are all of our tax returns; cash on hand and/or deposited in financial institutions, casino cage, or slot banks; cash equivalents, coins, trade deposits, letters of credit, certificates of deposit, and prepaid accounts and deposits; all of our life insurance policies; directors’ and officers’ liability policies; all of our liability, casualty or property insurance policies; the assets of our employee benefit plans, to the extent Barrick does not assume liabilities relating to such plans; all of our corporate minute books; all chips, tokens, or playing cards; and three parcels of land in Tonopah, Nevada.

Sale Price

The total sale price for the Plaza Hotel & Casino is $55.5 million. Of that amount, $42,650,000 is allocated under the Sale Agreement to us for all of our assets associated with the Plaza Hotel & Casino, subject to certain adjustments. The remaining portion of the total sale price is allocated to the purchase of two parcels of real estate leased by Union Plaza but owned by Exber, Inc. with respect to one parcel, and John D. Gaughan and the Melvin Exber Trust with respect to the second parcel.

Conditions to Closing; Failure of Conditions

The obligation to close the transaction is conditioned upon the satisfaction of certain conditions. Barrick’s obligation to close the Sale Agreement is conditioned upon the following:

•	during the 120 day period following the effective date of the Sale Agreement we shall have provided Barrick all due diligence documents or records requested by Barrick;

•	we shall have materially complied with all the terms, covenants, agreements and conditions of the Sale Agreement;

•	we shall have delivered to Barrick or an escrowee the instruments, documents and certificates required to be delivered pursuant to the Sale Agreement;

•	the waiting period, including extensions thereof, applicable to the consummation of the transactions contemplated in the Sale Agreement required pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, shall have either expired without notice of objection to the transaction or been previously terminated;

•	no action shall have been brought which remains undismissed, the adverse determination of which would materially and adversely affect Barrick’s title to the assets or Barrick’s ability to continue operation of the Plaza Hotel & Casino and no injunction shall have been entered which prohibits or makes impossible the consummation of the transaction;

•	Barrick shall have received policies of title for the real property sold;

•	Barrick shall have received a legal opinion from our counsel regarding, among other issues, our due organization and good standing, due authorization, execution and delivery of the Sale Agreement, and absence of material litigation or proceedings against us;

•	Barrick shall have obtained all necessary approvals from the appropriate Nevada gaming authorities, and Barrick shall have obtained all necessary gaming and liquor licenses;

•	Barrick shall have approved all assumed contracts during the 120 day period following the effective date of the Sale Agreement;

•	we shall have obtained all necessary approvals and consents of third parties for Barrick’s assumption of contracts or in the absence of such approval or consent we retain all liability and obligation as to any such contract; and

•	Barrick shall not have elected to terminate the Sale Agreement.

Since the effective date of the Sale Agreement, we have worked reasonably with Barrick in providing requested due diligence materials, Barrick has approved all assumed contracts, and the waiting period required by the HSR Act has expired without notice of objection. If the remaining conditions are not timely satisfied or noticed by Barrick and cured by us, or waived by Barrick, the Sale Agreement shall terminate at Barrick’s option. Upon such termination, the deposit and any fees paid for extension of the closing date will be returned to Barrick, unless the condition which was unsatisfied is that requiring Barrick to obtain necessary approvals from the appropriate Nevada gaming authorities and to obtain necessary gaming and liquor licenses, in which event the deposit and any extension fees will be paid to us.

Our obligation to close the Sale Agreement is conditioned upon the satisfaction of the following:

•	Barrick shall have materially complied with all the terms, covenants, agreements and conditions of the Sale Agreement;

•	Barrick shall have delivered to us certain instruments, documents and certificates required to be delivered pursuant to the Sale Agreement;

•	we shall have received a legal opinion from Barrick’s counsel regarding, among other issues, its organization and good standing, due authorization, execution and delivery of the Sale Agreement, and absence of material litigation or proceedings against it;

•	the waiting period, including extensions thereof, applicable to the consummation of the transactions contemplated in the Sale Agreement required pursuant to the provisions of the HSR Act shall have either expired without notice of objection to the transaction or been previously terminated;

•	Barrick shall have obtained all necessary approvals from the appropriate Nevada gaming authorities;

•	Barrick shall have provided to us approval of the execution of the Sale Agreement by Barrick’s stockholders and its board of directors; and

•	a majority of our stockholders shall have approved the Sale Agreement.

The conditions pertaining to the waiting period required by the HSR Act and the approval of the Sale Agreement by Barrick stockholders and its board of directors have been satisfied. However, if the other conditions are not timely satisfied or noticed by us and cured by Barrick, or waived by us, the Sale Agreement shall terminate at our option.

Other Terms—Employee Matters

Immediately after consummation of the purchase and sale of the assets, we will terminate all employees. Barrick will rehire all individuals who were our employees immediately after closing of the transaction on terms comparable to their employment with us, except for those employees identified by us at closing. Upon such rehiring, Barrick will provide benefits comparable to those provided by us. In addition, Barrick will assume all our union contracts. However, Barrick is not assuming any contract of employment with any of our employees, including members of management.

Refunds; Remedies

The Sale Agreement will be terminated and $160,000 deposited by Barrick in an escrow account will be returned to Barrick (with interest accrued) upon notice to us by Barrick of the occurrence of any of the following:

•	our default in the delivery of clear and marketable title to the real property sold on the terms and conditions set forth in the Sale Agreement;

•	any material warranty or representation of ours, is found to be fraudulent prior to the release of the deposit; or

•	the failure to obtain the approval of the stockholders of the parties to the Sale Agreement as set forth in the Sale Agreement.

If Barrick fails to complete the purchase and sale of the assets according to the terms of the Sale Agreement, we will be entitled to retain the deposit as liquidated damages.

In the event that we default in the failure of our representations, warranties or covenants, and the same is discovered prior to the closing of the transaction, Barrick may (i) terminate the Sale Agreement and recover the deposit; (ii) proceed with the transaction; and (iii) Barrick may seek money damages from us, but only to the extent Barrick suffers direct damages prior to the close of the transaction for any actual and material fraud.

In the event Barrick fails to complete the transaction pursuant to the Sale Agreement, then we have the right to keep the deposit and any extension fees. If Barrick defaults under the Sale Agreement, other than by failing to complete the transaction, we have available to us any remedy at law or in equity.

Indemnification

Under the terms of the Sale Agreement we have agreed to indemnify Barrick against any liabilities, including reasonable legal fees and expenses that Barrick may incur arising out of any third-party claims with respect to (i) the assets purchased from us, (ii) all of our liabilities except those specifically assumed by Barrick, (iii) any material breach of our representations and warranties in the Sale Agreement, any breach of any of our covenants, and (iv) certain other liabilities described in the Sale Agreement. Our indemnification obligations are not capped.

Background of the Asset Sale and Dissolution of Union Plaza

For approximately the last ten years our board of directors has been dissatisfied with the financial performance of the Plaza Hotel & Casino principally due to an increase in competition with larger newer hotel casinos on the Las Vegas Strip, the growth of neighborhood casinos, the expansion of gaming outside of Las Vegas, and competition from other hotel casinos in downtown Las Vegas. Due to our performance, since 1992 we have been unable to secure significant bank financing for our operations and have had to rely on private financing from related parties. From time to time we have entertained unsolicited offers to purchase the Plaza Hotel & Casino, but prior to the offer from Barrick, the terms and conditions of such offers have not been acceptable to our board of directors.

In 1997, a letter agreement was entered into between Union Plaza and Frank E. Scott of Sports Media Network for the sale of the Plaza Hotel & Casino property and our stock for a total purchase price of $65 million. However, a definitive sale agreement was not executed and the transaction did not move forward.

In 1998, we entered into a Stock Purchase and Real Estate Transfer Agreement with D.P. Project Developers, Inc., a Nevada corporation. The agreement provided for the sale of the Plaza Hotel & Casino, including the associated real and personal property, and all of our issued and outstanding capital stock for a total purchase price of $68 million. Of that $68 million, $12.5 million was allocated to real estate owned by Exber, Inc. but leased by us, $22,750,000 was allocated to pay off a first deed of trust held by Exber, Inc. against our property, and $30,750,000 was allocated as payment for all of our issued and outstanding capital stock. However, the transaction never closed due to lack of financing.

In 1998, in connection with the offer from D.P. Project Developers, Inc., we engaged an independent appraiser to appraise the Plaza Hotel & Casino as of November 4, 1998. In connection with our profit sharing plan, each year thereafter we engaged the same appraiser to perform an update of the 1998 appraisal as of the end of each year.

In 2001, we executed a letter of intent with Salcombe Holdings, LLC that provided for the sale of the Plaza Hotel & Casino, including the associated real and personal property, for $59 million. The transaction did not progress and a purchase agreement was not executed.

Also in 2001, we engaged the local office of an international commercial real estate broker to solicit offers to purchase the Plaza Hotel & Casino. The recommended listing price proposed by the broker was $25-$30 million. No offers were received as a result of the listing and the listing agreement expired. However, our board of directors continued to be interested in selling the Plaza Hotel & Casino at an acceptable price and terms.

In October 2001, at the request of Barrick we began negotiations for the sale of the Plaza Hotel & Casino along with certain other hotel casinos in Las Vegas, Nevada controlled by our principal stockholder and chief executive officer, John D. Gaughan. On March 11, 2002, counsel for Barrick delivered a proposed letter of intent for purchase of the Plaza Hotel & Casino, El Cortez Hotel & Casino, the Gold Spike Hotel & Casino, the Western Hotel & Casino and the Las Vegas Club Hotel & Casino, in addition to two motels and other real estate located in downtown Las Vegas controlled by Mr. Gaughan. The proposed purchase price was $102 million for all of the properties to be purchased. The letter of intent was rejected by our board of directors on March 20, 2002. However, negotiations with Barrick continued.

On July 19, 2002 at a meeting of our board of directors, senior management of Union Plaza updated our board of directors on the status of their discussions with Barrick. After their discussion regarding the terms, structure and value of a proposed transaction and other related matters, our board of directors directed management to continue with and report any significant developments.

On August 2, 2002 a letter of intent was entered into between Barrick and Union Plaza for the sale of the Plaza Hotel & Casino, the Gold Spike Hotel & Casino, the Western Hotel & Casino, and the Las Vegas Club Hotel & Casino for a total price of $82 million, subject to certain adjustments. Unlike the March 11, 2002 letter of intent, this letter of intent did not include the sale of the El Cortez Hotel & Casino. The letter of intent required the parties to work toward entering into a definitive purchase agreement. As a result, extensive negotiations occurred between representatives of Union Plaza and the other potential sellers and Barrick relating to a potential agreement. Pursuant to the terms of the letter of intent, Barrick deposited the sum of $160,000 as a “stand-still” deposit, that granted Barrick the exclusive right to negotiate a purchase agreement with Union Plaza and the other potential sellers under the letter of intent.

On August 16, 2002 at a meeting of our board of directors, our senior management provided updates to our board of directors on the status of their discussions and negotiations with Barrick. Our board of directors approved the continuation of negotiations for a definitive agreement.

Again, on September 20, 2002 at a meeting of our board of directors, our senior management again provided updates to our board of directors on the status of their discussions and negotiations with Barrick. Again, our board of directors approved the continuation of negotiations for a definitive agreement.

At the October 18, 2002 meeting of our board of directors, our senior management provided further updates to our board of directors on the status of their discussions and negotiations with Barrick. Our senior management, outside legal counsel and our board of directors discussed at length certain deal points and our board of directors provided our management with specific guidance regarding the negotiations. Our board of directors approved a modification to the letter of intent to permit Union Plaza and Barrick to complete negotiations for a definitive agreement. Our board of directors also discussed the time frames requested by Barrick for consummating the transaction. A sale committee made up of four of our directors, J.K. Houssels, John P. Jones, Alan J. Woody and Michael J. Nolan, was appointed to review the terms of any definitive agreement, with the understanding that our board of directors would not accept an offer to purchase our Plaza Hotel & Casino assets for less than $42 million.

At the November 15, 2002 meeting of our board of directors, our senior management provided further updates to our board of directors on the status of the discussions and negotiations with Barrick. Our management, outside legal counsel and our board of directors again discussed at length certain deal points and our board of directors provided management with additional guidance for certain transaction terms. Our board of directors also approved another modification to the letter of intent to permit Barrick and us to complete negotiations for an agreement. Our board of directors also discussed a revised schedule for consummating the transaction as requested by Barrick. The parties exchanged various drafts and continued to negotiate the terms of a definitive agreement until December 6, 2002.

At a special meeting held on December 6, 2002, our board of directors was presented with the Sale Agreement. Pursuant to the terms and conditions of the Sale Agreement, Barrick would pay a total of $82 million for the purchase of the hotel casinos, subject to certain adjustments. Under the Sale Agreement, $55.5 million of the aggregate purchase price was allocated for the purchase of the Plaza Hotel & Casino, with $42,650,000 to be applied to the purchase of our assets and the remainder to be applied to the purchase of real estate associated with the Plaza Hotel & Casino but not owned by us. Our board of directors reviewed their reasons for wanting to sell the Plaza Hotel & Casino and the unlikelihood of being able to identify another buyer offering better terms. With respect to the purchase price, our board of directors reviewed the fact that the amount allocated under the Sale Agreement for the sale of the Plaza Hotel & Casino significantly exceeded the recommended listing price for the property in 2001 by an international brokerage firm, and slightly exceeded the valuation placed on the property under the 2002 update to the 1998 profit sharing appraisal which appraised the Plaza Hotel & Casino at $53.5 million. After their discussion, our board of directors voted to approve the Sale Agreement. Immediately following their approval, representatives of Union Plaza signed the Sale Agreement on our behalf.

Pursuant to the terms of the Sale Agreement, Barrick placed an additional $160,000 in escrow as an initial deposit allocated among all properties to be sold under the Sale Agreement. Barrick was also required to place into escrow the sum of $60,000 to be used by Union Plaza for costs associated with the preparation of this proxy statement. Pursuant to the terms of the Sale Agreement, Barrick had until

October 6, 2003 to complete the purchase. Pursuant to the terms of the Sale Agreement Barrick was unable to proceed with the closing on or before October 6, 2003, in order to keep the Sale Agreement in tact, Barrick was required to pay an extension fee of $100,000 for each one-month extension, up to eight one-month extensions. Barrick has paid two $100,000 extension fees, one for October 2003 and the other for November 2003. The extension fees will be applied to the purchase price that will be paid by Barrick at closing.

On December 11, 2002, we filed a Form 8-K and issued a press release announcing the signing of the Sale Agreement. Shortly after executing the Sale Agreement, Barrick began an extensive due diligence review of our assets and operations.

Union Plaza’s Reasons for the Asset Sale; Board Recommendation

In approving the proposed asset sale to Barrick, and recommending that stockholders approve the proposed asset sale, our board of directors considered a number of factors before recommending that our stockholders approve the proposed asset sale, including the following:

•	That for approximately the last ten years our board of directors has been dissatisfied with the financial performance of the Plaza Hotel & Casino;

•	That we have been interested in selling the Plaza Hotel & Casino for several years;

•	That since 1992, our sources of capital have been limited and we have been unable to secure bank financing for our operations on acceptable terms;

•	That the purchase price to be paid by Barrick exceeds the recommended listing price proposed in 2001 by an international brokerage firm and the price at which our board of directors determined they would not go below;

•	That we would require additional time and resources to locate and negotiate with any other potential purchaser of the Plaza Hotel & Casino, with no assurance that any such efforts would be successful in selling the Plaza Hotel & Casino on acceptable terms; and

•	That due to the limited trading of our stock, the sale of the Plaza Hotel & Casino will provide cash that will be available for distribution to stockholders.

The foregoing includes the material factors considered by our board of directors. In view of its many considerations, our board of directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of our board of directors may have given different weights to different factors. After weighing all of these considerations, our board of directors was unanimous in determining to approve the asset sale and to recommend that our stockholders approve the proposed asset sale to Barrick.

Use of Proceeds from the Proposed Asset Sale

If the Sale Agreement is closed, we will apply the net proceeds of an estimated $8,967,500 to pay all existing debt and ongoing expenses. Subject to stockholder approval of our plan of liquidation and dissolution, the balance will be distributed to stockholders.

Appraisal

In November 1998, in connection with our agreement with D.P. Project Developers, Inc. we engaged an independent appraiser to appraise the Plaza Hotel & Casino. Timothy R. Morse & Associates

were selected to conduct the appraisal because of their reputation in the community and their experience in appraising hotel casino properties. Over the past 20 years, they have conducted appraisals on improved and proposed properties, including hotel-casinos, raw land and finished lots, leasehold estates, and leased fee estates for various companies and government agencies.

We engaged Timothy R. Morse of Timothy R. Morse & Associates to issue an appraisal estimating the market value of the Plaza Hotel & Casino in order to determine the reasonableness of the offer to purchase from D.P. Project Developers, Inc. The independent appraiser developed an opinion of market value of the Plaza Hotel & Casino on a going concern basis, including all furniture, fixtures, equipment, inventories, and goodwill necessary for the operation of a gaming enterprise. In preparing the appraisal report, the appraiser inspected the existing building improvements and site, and gathered information from competitive gaming hotel-casinos throughout the Las Vegas Valley.

In connection with our profit sharing plan, each year following 1998 we engaged the same appraiser to perform an update of the original 1998 appraisal as of the end of the year. The subsequent updates were issued to the administrator of our profit sharing plan and were intended to be used only in connection with valuing the assets of our pension and profit sharing plan. However, our board of directors considered the results of the appraisal and subsequent updates in determining an appropriate sale price for our Plaza Hotel & Casino assets. The 2002 update to the 1998 appraisal appraised the Plaza Hotel & Casino as a going concern on December 31, 2001, including the real estate associated with the Plaza Hotel & Casino but not owned by us, at $53.5 million. The 2003 update, which was issued after the date of the Sale Agreement, appraised the property as of December 31, 2002 at $55 million. Based in part on the updates, our board of directors concluded that $55.5 million is an appropriate sale price for the Plaza Hotel & Casino.

For the most recent appraisal conducted in May 2003 valuing the Plaza Hotel & Casino as of December 31, 2002, the appraiser physically inspected the property and the immediate surrounding area and completed the following additional steps:

•	obtained information regarding the Plaza Hotel & Casino from us, the Clark County Assessor’s Office, offices of the City of Las Vegas, State of Nevada Gaming Control Board, and other knowledgeable sources within the gaming industry;

•	utilized information regarding zoning, flood areas, utilities, and other relevant information which was obtained from appropriate government agencies;

•	compiled area, city and immediate market area data from various publications;

•	developed an opinion of highest and best use as of the effective date of the appraisal; and

•	collected and confirmed market area data needed to support the valuation.

Regulatory Approvals

We cannot sell the assets of the Plaza Hotel & Casino or otherwise transfer it to Barrick without the prior approvals of the Nevada Gaming Control Board, the Nevada Gaming Commission, or the Nevada Gaming Authorities, and the City of Las Vegas. We have been advised by representatives of Barrick that Barrick filed certain applications with the Nevada Gaming Authorities and the City of Las Vegas for approvals necessary in order for Barrick to acquire the assets of the Plaza Hotel & Casino. We have further been advised that the necessary investigations for Barrick are currently ongoing and in process.

In the event that Barrick receives the necessary regulatory approvals to purchase the Plaza Hotel & Casino and we close the Sale Agreement, we will need to surrender our non-restricted gaming license and our disseminator license to the Nevada Gaming Authorities. We also have a distributor’s license that we intend to surrender to the Nevada Gaming Authorities in the event Barrick is approved for purchase of the assets and we close the Sale Agreement. In anticipation of these events, we intend to file an application with the Nevada Gaming Authorities to deregister Union Plaza as a registered public corporation and to terminate our registration order with the Nevada Gaming Authorities, subject to the sale to Barrick taking place. So long as we are registered as a public corporation with the Nevada Gaming Authorities, we will be subject to their jurisdiction, which may impact our post-closing operations, including the plan of liquidation and dissolution.

In addition, the Plaza Hotel & Casino is subject to a variety of regulations in the jurisdictions in which it operates. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of the casino operations and may revoke, suspend, condition or limit the Plaza Hotel & Casino’s gaming or other licenses, impose substantial fines and take other actions. Any new Plaza Hotel & Casino directors, officers and key employees must also be approved by the Nevada Gaming Authorities and the City of Las Vegas. If state regulatory authorities were to find a person occupying any such position unsuitable, the Plaza Hotel & Casino would be required to sever its relationship with that person.

Appraisal Rights

Our stockholders have no appraisal rights in connection with the sale of assets to Barrick.

Vote Required and Board Recommendation

The approval of the proposed asset sale to Barrick requires the affirmative vote of a majority of the outstanding shares of our common stock. Members of our board of directors and our executive officers who hold or control as of the record date an aggregate of 594,867 shares of our common stock (approximately 78% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the proposed asset sale is in the best interests of Union Plaza and our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy, unless indicated to the contrary, will be voted in favor of this proposal.

PROPOSAL NO. 3

TO APPROVE THE PLAN OF LIQUIDATION AND DISSOLUTION

General

Our board of directors is proposing the plan of dissolution for approval by our stockholders at the annual meeting. Subject to stockholder approval of the sale of assets to Barrick, the plan was approved by our board of directors on September 19, 2003, subject to stockholder approval. A copy of the plan of dissolution, as amended, is attached as Annex A to this proxy statement. Certain material features of the plan are summarized below. We encourage you to read the plan of dissolution in its entirety.

After approval of the plan of dissolution and subject to approval of Proposal 2, our business and operations will be transferred to Barrick pursuant to the Sale Agreement, we will no longer have any significant assets or contracts, and our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Nevada and thereafter remaining in existence as a non-operating entity for two years;

•	selling any of our remaining assets;

•	paying our remaining creditors;

•	terminating any of our remaining agreements, relationships or outstanding obligations;

•	resolving any outstanding litigation;

•	collecting any outstanding amounts due to Union Plaza;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	completing tax filings;

•	terminating Securities and Exchange Commission reporting requirements;

•	surrendering non-restricted gaming license and disseminator license to the Nevada Gaming Authorities; and

•	preparing to make distributions to our stockholders.

Nevada law provides that, following the approval of the plan of dissolution by the Union Plaza stockholders, our board of directors may take such actions as it deems necessary in furtherance of the dissolution of Union Plaza and the wind up of its operations and affairs.

We currently estimate that, assuming that the sale of assets to Barrick is consummated, the amount ultimately distributed to our stockholders will be in the range of $11.50 to $ 16.00 per share. The distribution to our stockholders may be reduced by additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our non-cash assets. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

Background and Reasons for the Plan of Dissolution

The decision to dissolve Union Plaza and distribute any remaining cash to our stockholders is driven by the form of the transaction by which Barrick has agreed to purchase Union Plaza’s business. Following the closing under the Sale Agreement, we will have no operating assets, and no means to generate revenue. A dissolution and distribution of remaining cash to our stockholders is a means to allow our stockholders their pro rata portion, after payment of all of our remaining liabilities, of the proceeds from the sale of assets to Barrick.

Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan

There are many factors that our stockholders should consider when deciding whether to vote to approve the plan of dissolution. Such factors include those risk factors set forth below.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the plan of dissolution.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the plan of dissolution.

Our stockholders could vote against the plan of dissolution.

If we do not obtain stockholder approval of the plan of dissolution, we would have to continue our business operations from a very difficult position in light of our announced intent to liquidate and dissolve. After the sale of assets, we will have no assets with which to generate revenue, and we would use the cash received from the Sale Agreement to pay ongoing operating expenses instead of making a distribution to stockholders pursuant to the plan of liquidation.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to wind down operations. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of our assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Although our board of directors has not established a timetable for distributions to our stockholders, our board of directors intends, subject to contingencies inherent in winding down our business, to make such distributions. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. The timing of any distribution will depend on and could be delayed by, among other things, the timing of sales of our assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the plan of dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the Nevada Secretary of State dissolving Union Plaza. Pursuant to Nevada law, we will continue to exist for two years after the dissolution becomes effective, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under Nevada law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this two-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the plan of dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Contingency Reserve.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Nevada Secretary of State, after which it will not be possible for stockholders to trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Nevada Secretary of State, the “final record date.” Thereafter, certificates representing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after the close of the Sale Agreement, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. However, the Securities and Exchange Commission may not grant any such relief.

Principal Provisions of the Plan

Our liquidation and dissolution is conditioned upon completion of the proposed asset sale to Barrick.

Subject to closing the asset sale to Barrick, we will distribute pro rata to our stockholders, in cash or property, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after the close of the Sale Agreement, and to be concluded prior to the second anniversary after our filing of a Certificate of Dissolution with the Nevada Secretary of State, or such later date as required by Nevada law, by a final liquidating distribution either directly to our stockholders. Any sales of our remaining assets will be made in private or public transactions and on such terms as are approved by our board of directors. With the exception of the sale of assets to Barrick, it is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our board of directors. See “Proposal No. 2—To Approve the Proposed Asset Sale—General.”

The plan of dissolution provides that our board of directors will liquidate our assets in accordance with Nevada law. Without limiting the flexibility of our board of directors, our board of directors may, at its option, instruct such officers to:

•	give notice of the dissolution to all persons having a claim against Union Plaza;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures;

•	determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (i) claims that are the subject of pending litigation against Union Plaza, and (ii) claims that have not been made known to Union Plaza at the time of dissolution, but are likely to arise or become known within two years (or longer in the discretion of our board of directors);

•	pay, or make adequate provision for payment, of all claims made against Union Plaza, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan; and

•	distribute any remaining cash or property to our stockholders.

We will continue to exist for two years following the filing of a Certificate of Dissolution.

Following approval of the plan of dissolution by our stockholders and the closing of the Sale Agreement, a Certificate of Dissolution will be filed with the Nevada Secretary of State dissolving Union Plaza. Our dissolution will become effective, in accordance with Nevada law, upon proper filing of the Certificate of Dissolution with the Nevada Secretary of State. Pursuant to Nevada law, we will continue to exist for two years after the dissolution becomes effective, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Liquidating Distributions; Nature; Amount; Timing

Although our board of directors has not established a firm timetable for distributions to stockholders if the plan of dissolution is approved by the stockholders, our board of directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. We intend that any distributions to the stockholders will be in the form of cash.

The liquidation is expected to conclude prior to the second anniversary of the filing of the Certificate of Dissolution in Nevada by a final liquidating distribution directly to our stockholders. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. Our board of directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by our board of directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations.

In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and our board of directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder approval of the Sale Agreement and plan of dissolution.

These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and our board of directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

Following is a table showing cash proceeds and outlays and our ultimate distribution to stockholders based on information available from our September 30, 2003 unaudited financial statements. The following figures are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we completed the proposed asset sale to Barrick and executed the proposed plan of liquidation and distribution on September 30, 2003. The range of $11.50 to $16.00 per share that we estimate as the eventual distribution to stockholders is based on historical financial information and performance. The final per share amount will be affected by various factors such as the actual closing date, the value of our assets not transferred to Barrick, the actual amount of expenses we incur for such things as legal and accounting fees, operating expenses, outstanding liabilities and contingencies, and expenses related to the proposed transaction. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan” for a discussion of the risk factors related to the plan of dissolution and any potential proceeds which we may be able to ultimately distribute to stockholders.

Estimated Distribution to Stockholders

BASED ON SEPTEMBER 30, 2003 UNAUDITED FINANCIAL STATEMENTS

Proceeds from Sale Agreement	$42,650,000
Trust deed note	<32,900,000>
Title insurance	<75,000>
Escrow	<7,500>
Real estate transfer fees	<400,000>
Estimated closing costs	<300,000>

Net proceeds from Sale Agreement	8,967,500
Estimated proceeds from assets not transferred
Cash on hand	7,244,000
Accounts receivable	782,000
Prepaids	1,108,000

Total cash from assets not transferred	18,101,500
Estimated payments of liabilities
Accounts payable	<2,215,000>
Accrued expenses	<2,456,000>
Long-term debt	<2,919,000>
Obligations assumed by Barrick	1,288,000
Contingency reserve	<1,000,000>

Estimated net cash available for distribution to stockholders	10,799,500

Estimated distribution per share to stockholders	14.26

Modification; Amendment; Abandonment

Under the plan of dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder approval, to the extent permitted by Nevada law. We will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under Nevada law or the Federal securities laws without complying with Nevada law and the Federal securities laws.

Sales of our Assets

Subsequent to the asset sale to Barrick, the plan of dissolution contemplates the sale of all of our remaining assets. The plan of dissolution does not specify the manner in which we may sell our remaining assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our remaining assets, or some other form of sale. The remaining assets may be sold to one or more purchasers in one or more transactions over a period of time.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of sales of our remaining assets approved by our board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various remaining assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, and the availability of financing to prospective purchasers of the assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Conduct of Union Plaza Following Adoption of the Plan

Following approval of the plan of dissolution by our stockholders, our activities will be limited to distributing our assets in accordance with the plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to approval of the plan of dissolution, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations and collecting any monies owed to us. Following the approval of the plan of dissolution by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our articles of incorporation and bylaws, including for actions taken in connection with the plan and the winding up of our affairs. Our board of directors may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the plan of dissolution.

Contingent Liabilities; Contingency Reserve

Under Nevada law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the approval of the plan of dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve that may be required, but any such amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and our board of directors and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve that we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

Under Nevada law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor of ours could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the plan of dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “Trading of the Common Stock” below.

Trading of the Common Stock

We also currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date. Thereafter, our stockholders will not be able to transfer their shares.

Absence of Appraisal Rights

Under Nevada law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.

Regulatory Approvals

We cannot sell the assets of the Plaza Hotel & Casino or otherwise transfer it to Barrick without the prior approvals of the Nevada Gaming Control Board, the Nevada Gaming Commission, or the Nevada Gaming Authorities, and the City of Las Vegas. We have been advised by representatives of Barrick that Barrick filed certain applications with the Nevada Gaming Authorities and the City of Las Vegas for approvals necessary in order for Barrick to acquire the assets of the Plaza Hotel & Casino. We have further been advised that the necessary investigations for Barrick are currently ongoing and in process.

In the event that Barrick receives the necessary regulatory approvals to purchase the Plaza Hotel & Casino and we close the Sale Agreement, we will need to surrender our non-restricted gaming license and our disseminator license to the Nevada Gaming Authorities. We also have a distributor’s license that we intend to surrender to the Nevada Gaming Authorities in the event Barrick is approved for purchase of the assets and we close the Sale Agreement. In anticipation of these events, we intend to file an application with the Nevada Gaming Authorities to deregister Union Plaza as a registered public corporation and to terminate our registration order with the Nevada Gaming Authorities, subject to the sale to Barrick taking place. So long as we are registered as a public corporation with the Nevada Gaming Authorities, we will be subject to their jurisdiction, which may impact our post-closing operations, including the plan of liquidation and dissolution.

In addition, the Plaza Hotel & Casino is subject to a variety of regulations in the jurisdictions in which it operates. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of the casino operations and may revoke, suspend, condition or limit the Plaza Hotel & Casino’s gaming or other licenses, impose substantial fines and take other actions. Any new Plaza Hotel & Casino directors, officers and key employees must also be approved by the Nevada Gaming Authorities and the City of Las Vegas. If state regulatory authorities were to find a person occupying any such position unsuitable, the Plaza Hotel & Casino would be required to sever its relationship with that person.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Union Plaza stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Union Plaza

After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution.

Federal Income Taxation of our Stockholders

Amounts received by stockholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (ii) their tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of its taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve, payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Effect of Liquidation

The methods used by our board of directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. Our board of directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmatured liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement.

Vote Required and Board Recommendation

The approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of our board of directors and our executive officers who hold or control as of the record date an aggregate of 594,867 shares of our common stock (approximately 78% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

Our board of directors believes that the plan of dissolution is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy, unless indicated to the contrary, will be voted in favor of this proposal.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

John D. Gaughan, our President, Chief Executive Officer, Chairman of the Board and controlling stockholder, is the beneficial owner of 71.6% of the outstanding shares of Exber, Inc. and serves as its president, treasurer, secretary and a member of its board of directors. Irving K. Epstein, one of our Directors, is also a director and minority stockholder of Exber, Inc.

Pursuant to the Sale Agreement, Barrick will pay an aggregate cash price of $82 million to all sellers of the assets proposed to be sold, of which $42,650,000 is allocated to us for all our assets associated with the Plaza Hotel & Casino, subject to certain adjustments. The remaining portion of the Plaza Hotel & Casino sale price, $12,875,000, is designated as the purchase price to be paid for two parcels of real estate leased by Union Plaza but owned by Exber, Inc. with respect to one parcel, and John D. Gaughan and the Melvin Exber Trust with respect to the second parcel. More specifically, it is anticipated that Exber, Inc. will receive $12,500,000 for the purchase of its parcel and the remaining $350,000 will be paid to John D. Gaughan and the Melvin Exber Trust. In addition, Exber, Inc. holds a first deed of trust against our property in the amount of $32,900,000. Proceeds from the proposed sale will be used to extinguish that deed of trust. As a result, Messrs. Gaughan and Epstein may have interests in the proposed asset sale that are different from, or in addition to, or may conflict with, the interests of other Union Plaza stockholders.

INFORMATION ABOUT OUR STOCK OWNERSHIP

The Securities and Exchange Commission has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness. Two or more persons might count as beneficial owners of the same share.

Stock owned by Directors, Executive Officers and Greater than 5% Stockholders

The following is a list of the beneficial stock ownership as of September 18, 2003 of (i) all persons who beneficially owned more than 5% of our outstanding common stock, (ii) all directors, (iii) all executive officers named in the Summary Compensation Table (see page 30) and (iv) all officers and directors as a group, according to record-ownership listings as of that date, and according to verifications as of September 18, 2003, which we solicited and received from each officer and director:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Class(2)
Common	John D. Gaughan P.O. Box 680 Las Vegas, Nevada 89125	492,867	(3)	65.1%

Common	Exber, Inc. 600 E. Fremont Street Las Vegas, Nevada 89101	386,475		51.3%

Common	Jimma Lee Beam 2409 Windjammer Way Las Vegas, Nevada 89107	97,512		12.9%

Common	J.K. Houssels 380 Rancho Circle Las Vegas, Nevada 89107	88,600	(4)	11.7%

Common	John P. Jones	11,500		1.5%

Common	Donald L. Dobson	500		*

Common	Michael J. Nolan	1,100		*

Common	Irving K. Epstein	0	(5)	0

Common	Alan J. Woody	300		*

Common	All executive officers and directors as a group (6 persons)	594,867		78.5%

*Less than one percent.

(1)	Unless otherwise noted, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned by them.
(2)	Includes shares issuable upon the exercise of options and warrants exercisable within 60 days of the stated date.
(3)	Includes 106,392 shares owned of record by John D. Gaughan, as trustee of the Gaughan 1993 Marital Trust. Also includes 386,475 shares owned by Exber, Inc. Mr. Gaughan is the President, and controlling stockholder of Exber, Inc.
(4)	Includes 72,500 shares of record by Mr. J.K. Houssels, as Trustee of Houssels 1998 Charitable Trust. Also includes 16,100 shares owned of record by J.K. Houssels, as Trustee for Eric Houssels and Kelley Claire Houssels, children of Mr. Houssels, but does not include 5,550 shares owned by each of Mr. Houssels’ sons, John Kell Houssels, III and James O. Shaughnessy Houssels.
(5)	Does not include shares held by Exber, Inc., of which Mr. Epstein is a minority stockholder.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following information is furnished with respect to each member of our board of directors and our executive officers. There are no family relationships between or among any of our directors or executive officers.

Directors

Name	Age	Director Since	Position
John D. Gaughan	83	1969	Chairman of the Board, Chief Executive Officer, and President
J.K. Houssels	81	1969	Vice Chairman of the Board
Michael J. Nolan	48	1992	Director, Vice President and General Manager
Donald L. Dobson	73	1991	Director, Vice President and Secretary
John P. Jones	80	1986	Director, Vice President and Treasurer
Irving K. Epstein	62	1997	Director
Alan J. Woody	40	2001	Director and Chief Financial Officer

JOHN D. GAUGHAN

Mr. Gaughan was elected Chairman of our board of directors and Chief Executive Officer in 1986, and has been President of Union Plaza since 1997. He was an officer and director of E.G.&H., Inc., the former owner and operator of the Las Vegas Club in Las Vegas, Nevada, from 1961 to 2002; and has been President, Treasurer, Secretary, and a director of Exber, Inc., since 1961, and President, Secretary and Treasurer of Gaughan South since 1983. He served as a director of Showboat, Inc., the owner and operator of the Showboat Hotel & Casino in Las Vegas, Nevada, from 1978 to 1998. Mr. Gaughan controls 65% of our common stock through his ownership and position in Exber, Inc. along with his ownership interest in Union Plaza.

J.K. HOUSSELS

Mr. Houssels has been Vice Chairman of our board of directors since 1985, President from 1983 to 1985, and Executive Vice President from 1974 to 1983, and has been a director of Union Plaza since 1969. He served as Chairman of the board of directors of Showboat, Inc., which owned and operated the

Showboat Hotels and Casinos, from 1955 to 1998, and served as a director of the First Western Financial Corporation from 1977 to 1991.

MICHAEL J. NOLAN

Mr. Nolan has been a Vice President of Union Plaza since 1992 and General Manager since 2000. Mr. Nolan was Hotel Manager of Union Plaza from 1988 to 2000. Mr. Nolan has also been General Manager of the Gold Spike Hotel and Casino since 1983.

DONALD L. DOBSON

Mr. Dobson has been a Vice President of Union Plaza since 1992, Secretary since 1986, and Assistant to the President since 1984. Mr. Dobson was Union Plaza’s Vice President of Administration from April until October 1971. He was General Manager of the El Cortez Hotel and Casino for 17 years, prior to re-joining Union Plaza in 1980.

JOHN P. JONES

Mr. Jones has been Treasurer of Union Plaza since 1991, a Vice President of Union Plaza since 1975, and manager of the slot machine operation since 1971. From 1962 to 1971 he was a casino shift manager at the Club Bingo Casino in downtown Las Vegas.

IRVING K. EPSTEIN

Mr. Epstein is currently vice president of marketing for Coast Casinos, Inc., which operates the Barbary Coast, Suncoast, Gold Coast and Orleans Hotel & Casinos in Las Vegas, Nevada. From 1979 to 1996, Mr. Epstein was a general partner with the Barbary Coast Hotel and Casino. Mr. Epstein is currently an owner and casino executive of Exber, Inc.

ALAN J. WOODY

Mr. Woody was elected to our board of directors and appointed Chief Financial Officer of Union Plaza in April 2001. He was controller from 1996 to 2001, and Internal Auditor from 1990 to 1996.

Compensation of Directors

We pay our directors $1,000 per for each of the monthly meetings they attend.

Board of Directors Meetings

Our board of directors generally meets monthly, and in the twelve months ended December 31, 2002, our board of directors held twelve meetings. All directors attended at least 75% of the board meetings held.

Committees of the Board of Directors

AUDIT COMMITTEE. Our board of directors does not have an audit committee. The functions of an audit committee are performed by the entire board of directors. None of the members of our board of directors is independent, as that term is defined in Section 3(a)(58)(A) of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Our board of directors does not have a compensation committee. The guidelines and pay levels for the compensation of executive officers and the Chief Executive Officer are generally established by Mr. Gaughan in consultation with other members of our board of directors. Compensation of our officers is generally linked to an executive bonus plan which is dependent upon the interim financial performance of Union Plaza.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to, our chief executive officer, and our other two most highly-compensated executive officers who were paid in excess of $100,000, for services rendered in all capacities during fiscal years ended December 31, 2002, 2001 and 2000.

	Annual Compensation				Long Term Compensation(1)			All Other Compensation ($)(2)
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Under-Lying Options/SARs (#)	LTIP Payouts ($)
John D. Gaughan, Chairman of the Board, Chief Operating Officer, Chief Executive Officer, and President	2002 2001 2000	— — —	13,492 13,754 13,291	12,000 12,000 12,000	— — —	— — —	— — —	— — —
Alan J. Woody, Vice President and Chief Financial Officer	2002 2001 2000	46,142 42,042 37,776	50,400 13,754 13,290	12,000 9,000 —	— — —	— — —	— — —	— — —
Mike Nolan, Vice President and General Manager	2002 2001 2000	14,636 — —	97,890 13,754 13,290	12,000 12,000 12,000	— — —	— — —	— — —	— — —

(1)	We do not have any compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.
(2)	We provide certain perquisites and other personal benefits to some or all of the executives. The unreimbursed incremental cost to us of providing perquisites and other personal benefits did not exceed, as to any of the executives for any year, the lesser of $50,000 or 10% of the total salary and bonus paid to such executive for such year.

Profit Sharing and Bonus Plans

We have a profit sharing plan that has been in effect since 1971. The plan is administered by Wells Fargo Bank. Under the plan, any employee of Union Plaza who is at least 18 years of age, is eligible to participate. However, any employee covered by a collective bargaining agreement to which Union Plaza is a party is not eligible to participate if the particular collective bargaining agreement does not expressly provide for coverage of such employee under the plan. The exact amount of each annual contribution to the plan, within statutory limits, is determined by our board of directors in its sole discretion. Annual contributions, when authorized, are apportioned to the account of each participant in the same ratio as the participant’s total compensation for the year bears to the total compensation for all participants for that year. Contributions are deposited under a trust in which each participant has a separate account. The plan provides that, at the discretion of Wells Fargo Bank, a portion of the contribution to each participant’s account may be used to purchase insurance on the life of the participant or, if uninsurable, a form of retirement annuity. The amounts in these separate accounts, excluding such life insurance policies or annuity contracts that vest immediately, vest at a rate of 10% per year, subject to accelerated vesting in the event of the participant’s death, permanent disability, retirement or attainment of age 65, or in the event that the plan is terminated or discontinued by us. Not only may contributions to the plan be made by us in the form of shares of our capital stock, but Wells Fargo Bank has power to authorize the utilization of funds for the purpose of purchasing shares of our capital stock as investments. There have been no contributions to the plan during the past five fiscal years.

Additionally, we have in effect an executive bonus plan, pursuant to which a bonus “pool,” historically limited to maximum of 15% of our pre-tax net profits reduced by contributions to the profit sharing plan described in the preceding paragraph, is distributed among certain directors, officers and key employees. Our board of directors has exclusive discretion in fixing the aggregate amount of each period’s bonus pool within the limitations described above, and in deciding which persons will participate in that pool and the exact amount that each participant will receive from the pool. Bonuses are typically determined on a monthly basis, with reference to the results of operations for the immediately preceding calendar month, and are distributed among participants within a reasonable time following all necessary determinations. We are not contractually obligated to continue the bonus plan or to make any minimum allocation to it. Amounts paid under the bonus plan for the year ended December 31, 2002 were $188,000. Bonuses for officers and directors pursuant to the bonus plan are reflected in the “ Summary Compensation Table.”

Notwithstanding any statement to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Report on Executive Compensation shall not be incorporated by reference into any such filings.

Report on Executive Compensation

Compensation Philosophy

As chairman of our board of directors, John D. Gaughan, in consultation with other members of our board of directors, establishes the compensation of our executive officers. He seeks to compensate our executive officers in such a fashion that will attract and retain individuals who are responsible for the management, growth, and success of Union Plaza. Mr. Gaughan believes that executive compensation should be designed to reward individuals for their services to Union Plaza and encourage them to continue in our employ. In establishing compensation levels, Mr. Gaughan believes that Union Plaza’s overall financial performance is an important factor in the compensation of our executive officers. He also recognizes qualitative factors such as successful supervision of our operations, development of corporate projects, promotion of our corporate image, and participation in industry and community activities. Base salaries are set at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. Salaries are reviewed annually. Our executive officers are also eligible to participate in our bonus plan, as described above.

Chief Executive Officer Compensation

In determining his own compensation as our chief executive officer, Mr. Gaughan considered his record of leadership and service to Union Plaza since our inception and his pivotal role in overseeing our operations and development. However, in order to reduce expenses, Mr. Gaughan waived any salary for his services as our chief executive officer during the periods covered in the “Summary Compensation Table.”

Dated: September 20, 2003

John D. Gaughan

Certain Transactions with Directors, Officers and Stockholders

Exber, Inc., a 51.0% stockholder, loaned Union Plaza $32.9 million, of which the total amount was outstanding at December 31, 2002. Interest expenses on the loan totaled $1,541,000 for the year ended December 31, 2002. In addition, Union Plaza has a $1 million line of credit with Exber, Inc. However, the line of credit was not used during 2002, and as of December 31, 2002, there was no balance outstanding.

We pay $104,000 in monthly lease payments to Exber, Inc. for use of the property on which the Plaza Hotel & Casino is partially located and on which the bus depot adjacent to the Plaza Hotel & Casino is located. We incurred $1,250,000 in lease expenses in 2002 in connection with the lease.

During 2001, we financed various equipment purchases through Exber, Inc., which have been classified as capital leases. As of December 31, 2002, capital leases include $1,595,000 payable to Exber, Inc. Interest expense on these capital leases was $116,000 for 2002.

We paid $38,000 to Exber, Inc. during 2002 in connection with various goods and services provided to Union Plaza. In addition, during the year ended December 31, 2002 the Company incurred reimbursable salaries and wages expenses of $501,000 due to Exber, Inc., of which $17,000 was payable as of December 31, 2002.

In September 2002, we entered into an agreement with Coast Hotels and Casinos, Inc. to operate the sports book facilities located in the Plaza Hotel & Casino. In connection with this agreement, we receive a prorated share of the net income or net loss from total sports book operations for Coast Hotels and Casinos, Inc. For the year ended December 31, 2002, we had a net income of $584,000 in relation to this agreement. In addition, $252,000 was payable to Coast Hotels and Casinos, Inc. as of December 31, 2002. Coast Hotels and Casinos, Inc. is a wholly-owned subsidiary of Coast Casinos, Inc. A major stockholder and chairman of the board of Coast Casinos, Inc. is the son of our President.

We paid $36,000 to Coast Hotels and Casinos, Inc. during 2002 in connection with various services provided to us. We also purchased equipment from the Coast Hotels and Casinos, Inc. during 2002 in the amount of $45,000.

We paid $21,000 to Las Vegas Dissemination, Inc. during 2002 in connection with race book pari-mutuel system operator fees. The sole stockholder of Las Vegas Dissemination, Inc. is the grandson of our President.

We purchase wallboards and parlay cards for our race book from Nevada Wallboards. The son of our President is the majority owner of Nevada Wallboards. We incurred expenses payable to Nevada Wallboards during 2002 of $27,000.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference into this proxy statement, which means we may disclose important information by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

This proxy statement incorporates by reference the documents listed below that we previously filed with the Securities and Exchange Commission. These documents contain important information about us and our business, financial condition and results of operations.

The following documents are incorporated by reference:

•	2002 Annual Report to Shareholders (a copy of which accompanies this proxy statement), attached as Exhibit 13.01 to our Annual Report on Form 10-K for the year ended December 31, 2002; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to our corporate secretary, Donald L. Dobson, c/o Plaza Hotel & Casino, Number One Main Street, Las Vegas, Nevada 89101, or (702) 386-2110. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request. In addition, the documents incorporated by reference into this proxy statement are available from the Securities and Exchange Commission. You may read and copy those documents and any materials we file with the Securities and Exchange Commission at their Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549 or through the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information.

INDEPENDENT PUBLIC ACCOUNTANTS

Our board of directors has selected Conway Stuart & Woodbury, Las Vegas, Nevada, as the independent public accountants and auditors for Union Plaza for fiscal year ending December 31, 2003. Conway Stuart & Woodbury served as our independent public accountants and auditors for the fiscal year ended December 31, 2002. A representative of Conway Stuart & Woodbury will be present at the annual meeting to respond to appropriate questions and to make such statements as he may desire.

Principal Accounting Fees and Services

Audit Fees

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Conway Stuart & Woodbury for (i) the audit of Union Plaza’s annual financial statements included in our annual report on Form 10-K; (ii) review of the interim financial statements of Union Plaza included in quarterly reports of Form 10-Q for the periods ended March 31, June 30 and September 30, 2002; (iii) attest services in the provision of comfort letters; and (iv) consents and assistance in connection with other filings and public offering documents filed with the Securities and Exchange Commission for those fiscal years were:

Fiscal Year ended December 31, 2002:	$66,000
Fiscal Year ended December 31, 2001:	$63,000

Audit Related Fees

The aggregate fees billed in each of the last two fiscal years for audit related services included (i) accounting consultations concerning financial accounting and reporting standards; (ii) internal control reviews; and (iii) other non-statutory attestation services for those years were:

Fiscal Year ended December 31, 2002:	$33,000
Fiscal Year ended December 31, 2001:	$35,000

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by Conway Stuart & Woodbury for tax compliance, tax advice and tax planning were:

Fiscal Year ended December 31, 2002:	$4,000
Fiscal Year ended December 31, 2001:	$4,000

Other Fees

There were no other fees billed in each of the last two fiscal years for products and services provided by Conway Stuart & Woodbury.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Rules adopted by the SEC under Section 16(a) of the Exchange Act require our officers and directors, and persons who own more than ten percent of the issued and outstanding shares of Union Plaza’s equity securities, to file reports of their ownership, and changes in ownership, of such securities with the Securities and Exchange Commission on Forms 3, 4 or 5, as appropriate. Such persons are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during its most recent fiscal year, and any written representations provided to it, we believe that all of the officers, directors, and owners of more than 10% of the outstanding common stock of Union Plaza are in compliance with Section 16(a) of the Exchange Act for the year 2002.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Any stockholder proposals to be considered for inclusion in our 2004 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of Union Plaza on or before August 2, 2004. The board of directors will review any proposals from eligible stockholders, which it receives by that date and will determine whether any such proposals will be included in our 2004 proxy solicitation materials.

SOLICITATION OF PROXIES

The cost of this solicitation will be borne by Union Plaza. Proxies may be solicited by mail, telephone, or telegraph, or personally by directors, officers and regular employees of Union Plaza, none of whom will receive any special compensation for such services. Union Plaza will reimburse persons holding stock in their name or in the names of their nominees for reasonable expenses of forwarding proxy materials to their principals.

OTHER BUSINESS

Our board of directors does not know of any other business that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting or at any adjournment(s) or postponement(s) thereof, the proxy holders will vote in regard thereto according to their discretion.

In conjunction with this proxy statement, we are sending you a copy of our 2003 Annual Report to Stockholders.

By Order of the Board of Directors,

/s/ DONALD L. DOBSON
Donald L. Dobson Secretary

Las Vegas, Nevada

November 28, 2003

ANNEX A

PLAN OF LIQUIDATION AND DISSOLUTION

UNION PLAZA HOTEL & CASINO, INC.

This Plan of Liquidation and Dissolution (this “Plan”) is intended to accomplish the complete liquidation and dissolution of Union Plaza Hotel and Casino, Inc., a Nevada corporation (the “Company”), in accordance with the Nevada law, as follows:

1. The board of directors of the Company (the “Board”) has adopted this Plan in connection with the pending sale of the Plaza Hotel & Casino under an Agreement of Purchase and Sale dated December 6, 2002 (the “Sale Agreement”). The Board called a meeting (the “Meeting”) of the holders of the Company’s common stock to approve the Sale Agreement and take action on this Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.50 per share, vote for the adoption of this Plan at the Meeting, this Plan shall constitute the adopted plan of complete liquidation and dissolution of the Company as of the date of the Meeting, or such later date on which the stockholders may approve this Plan if the Meeting is adjourned to a later date.

2. Following the close of the Sale Agreement, the Company will not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.

3. Following the close of the Sale Agreement, the Company will complete the following corporate actions: The Board will liquidate the Company’s remaining assets in accordance with any applicable provision of the NRS. Without limiting the flexibility of the Board, the Board may, at its option, instruct the officers of the Company to: (i) give notice of the dissolution to all persons having a claim against the Company; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures; (iii) determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within two years (or longer in the discretion of the Board); (iv) pay, or make adequate provision for payment, of all claims made against the Company, including all expenses of the sale of assets and of the liquidation and dissolution provided for by this Plan; and (v) distribute any remaining cash or property to the Company’s stockholders.

4. A final distribution to the stockholders shall be in complete redemption and cancellation of all of the outstanding common stock of the Company. As a condition to receipt of any final distribution to the Company’s stockholders, the Board, in its absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the common stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of their certificates evidencing the common stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will finally close its stock transfer books and discontinue recording transfers of common stock on the date on which the Company files its Certificate of Dissolution under Nevada law with the Nevada Secretary of State, and thereafter certificates representing common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the common stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled will be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by the applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with the applicable law. In no event will the proceeds of any such distribution revert to or become the property of the Company.

6. Following the close of the Sale Agreement, the officers of the Company will, at such time as the Board in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Nevada tax authorities and, upon obtaining such certificates, the Company will file with the Nevada Secretary of State a Certificate of Dissolution in accordance with Nevada law.

7. Under this Plan the Board may approve the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

8. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional, legal and other fees and expenses of persons rending services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

9. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representative, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

10. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

11. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by Nevada law.

12. The Board is authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

13. This Plan is subject to the laws of the State of Nevada, including but not limited to the Nevada Gaming Control Act and the regulations promulgated thereunder by the Nevada Gaming Commission (collectively, the “Nevada Gaming Laws”). While the Company remains subject to the jurisdiction of the Nevada Gaming Commission, the Nevada Gaming Control Board and the City of Las Vegas, the Company will only implement the Plan in accordance with applicable requirements of Nevada Gaming Laws.

UNION PLAZA HOTEL AND CASINO, INC.

PROXY

This proxy is solicited by our Board of Directors for use at the annual meeting on December 19, 2003.

The undersigned stockholder of Union Plaza Hotel and Casino, Inc., revoking all prior proxies, hereby acknowledges receipt of the Notice of annual meeting of Stockholders and Proxy Statement in connection with the annual meeting of Stockholders to be held at Plaza Hotel & Casino, Number One Main Street, Las Vegas, Nevada 89101, on December 19, 2003, at 10:00 a.m., local time, and hereby appoints Alan J. Woody, Michael J. Nolan and Donald L. Dobson, and each or any of them, proxies, with power of substitution, to attend and to vote all shares the undersigned would be entitled to vote if personally present at said annual meeting and at any adjournment thereof. The proxies are instructed to vote as follows:

(1) Electionof Directors:	FOR	WITHHELD

John D. Gaughan	☐	☐
J.K. Houssels	☐	☐
Michael J. Nolan	☐	☐
Donald L. Dobson	☐	☐
John P. Jones	☐	☐
Irving K. Epstein	☐	☐
Alan J. Woody	☐	☐

- or -

☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(2)	Approve the proposed sale of substantially all our property and assets to Barrick Corporation:

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	Approve the plan of liquidation and dissolution:

☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	In their discretion, upon such other matters as may properly come before the annual meeting.

The shares represented by this proxy, if properly executed and delivered, will be voted as specified. If no specification is made, the shares represented by this proxy will be voted in favor of all nominees listed, and, in the discretion of the proxies, on other matters that may properly come before the annual meeting. Should any nominee for director become unavailable, discretionary authority is conferred to vote for a substitute. The undersigned instructs such proxies to vote as directed above.

Date:                                                  , 2003

Signature(s)

Note: Please sign proxy exactly as your name appears.

Date the Proxy in the space provided. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. Signature(s) must be exactly as names appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this proxy. Please sign and return promptly in the enclosed envelope.